Exhibit 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE

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                                                                                 For the years ended
                                                                                    September 30
                                                               --------------------------------------------------------
                                                                          1998                        1997
                                                                          ----                        ----
Basic Earnings per share:
Net Income                                                                 $ 694,496                    $ 435,729
Less Cumulative Preferred Stock
   Dividends                                                                  75,000                          -
                                                                              ------                       ------
Income available to Common
   Stockholders                                                              619,496                      435,729
                                                                             -------                      -------

   Weighted-average number of
     common shares outstanding                                             6,882,453                    6,692,100
                                                                           ---------                    ---------
Basic Earnings per share                                                   $     .09                    $     .07
                                                                           ---------                    ---------

Diluted Earnings per share:
   Income available to Common Stock-
     holders (from above)                                                    619,496                      435,729
   Add back cumulative preferred
     stock dividends                                                            Note                          -
                                                                             -------                      -------
   Income available to Common and
     Common Equivalent Stockholders                                          619,496                      435,729
                                                                             -------                      -------

   Weighted-average number of common
      shares outstanding                                                   6,882,453                    6,692,100
    Excess of shares issuable for the
     assumed exercise of options and
     warrants over the number of shares possible
     of repurchase using the proceeds from the exercise
     of such options and
     warrants at the average
     market price (treasury stock  method)                                   968,896                    1,230,680
   Shares issuable for the assumed conversion
     of convertible preferred stock                                             Note                         -
                                                                              ------                     ---------
    Weighted-average number of common and
      common equivalent shares outstanding                                 7,851,349                    7,922,780
                                                                           ---------                    ---------
Diluted Earnings per share                                                 $     .08                    $     .05
                                                                           ---------                    ---------

Note: For the year ended September 30, 1998, the conversion of preferred stock has not been assumed due to an antidilutive impact on the calculation of diluted earnings per share.

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